GRAINGER REPORTS RESULTS FOR THE 2015 SECOND QUARTER
Revises 2015 Guidance

Quarterly Highlights

•	Sales of $2.5 billion, up 1 percent, up 3 percent organic

•	Operating earnings of $357 million, up 5 percent

•	Net earnings of $221 million, up 7 percent

•	EPS of $3.25, up 11 percent

•	$373 million returned to shareholders through share repurchases and dividends

CHICAGO, July 17, 2015 - Grainger (NYSE: GWW) today reported results for the 2015 second quarter ended June 30, 2015. Sales of $2.5 billion increased 1 percent versus $2.5 billion in the 2014 second quarter. There were 64 selling days in the quarter, the same as in 2014. Net earnings for the quarter increased 7 percent to $221 million versus $206 million in 2014. Earnings per share of $3.25 increased 11 percent versus $2.94 in 2014.

“While this continues to be a difficult economic environment, we are focusing on the things we can control,” said Chairman, President and Chief Executive Officer Jim Ryan. “Despite continued softness in sales and gross profit margins from a tough industrial economy, we continue to invest for the long term while driving significant productivity to fund growth and infrastructure investments and reduce overall margin pressure. We have also leveraged our strong balance sheet with a recent $1 billion bond placement and lowered our tax rate through improved tax planning strategies. We expect the current economic conditions to continue through the end of the year and as a result we are updating our guidance,” Ryan concluded. The company now expects 0 to 2 percent sales growth and earnings per share of $12.00 to $12.50 for the full year 2015. The company’s previous 2015 guidance, issued on April 16, 2015, included 1 to 4 percent sales growth and earnings per share of $12.25 to $12.95.

The 2015 second quarter included charges of $2 million, or $0.02 per share, related to the restructuring at Fabory in Europe and the shutdown of the business in Brazil. During the 2014 second quarter, the company recorded a charge of $10 million after-tax, or $0.15 per share, related to the transition of its employee retirement plan for Fabory in Europe. On an adjusted basis for both years, earnings per share were as follows:

	Three Months Ended June 30,

	2015	2014	% Change
Diluted Earnings Per Share as reported:	$3.25	$2.94	11%
Restructuring costs in Brazil and Europe	0.02
Retirement plan transition		0.15
Diluted Earnings Per Share as adjusted:	$3.27	$3.09	6%

Company
Sales increased 1 percent in the 2015 second quarter versus the prior year, including 1 percentage point from acquisitions and a 3 percentage point reduction from foreign exchange. Excluding acquisitions and foreign exchange, organic sales increased 3 percent driven by 4 percentage points from volume, partially offset by a 1 percentage point decline in price.

The company’s gross profit margin for the quarter declined 0.5 percentage point versus the prior year to 42.6 percent, due primarily to faster growth with lower gross margin customers, lower supplier rebates tied to lower-than-expected volume and price deflation versus cost inflation driven by foreign exchange. Operating expenses for the company declined 3 percent driven by lower payroll and benefits. Incremental growth and infrastructure spending of $25 million was funded by $28 million in productivity savings in the quarter.

Company operating earnings of $357 million for the 2015 second quarter increased 5 percent versus the prior year. Excluding the 2014 retirement plan transition for Fabory in Europe and 2015 restructuring costs, company operating earnings increased 1 percent.

Grainger has two reportable business segments, the United States and Canada, which represented approximately 87 percent of company sales for the quarter. The remaining operating units are included in Other Businesses and are not reportable segments.

United States
Sales for the United States segment increased 2 percent in the 2015 second quarter versus the prior year driven by 2 percentage points from volume and 1 percentage point from increased sales to Zoro, the single channel online business in the United States, partially offset by a 1 percentage point decline in price. Sales growth to customers in the Commercial, Government, Light Manufacturing and Retail customer end markets contributed to the sales increase in the quarter.

Operating earnings for the United States segment increased 1 percent in the quarter driven by the 2 percent sales growth and positive operating expense leverage, partially offset by lower gross profit margins. Gross profit margins for the quarter declined 0.7 percentage point primarily driven by faster growth with larger customers, higher sales to Zoro reflecting the lower transfer price used to account for these intersegment sales and price deflation exceeding cost deflation. Excluding Zoro, gross profit margins were down 0.4 percentage point versus the prior year. Operating expenses were down in the quarter versus the prior year driven primarily by lower payroll and benefits which offset incremental growth and infrastructure spending of $23 million.

Canada
Sales for Acklands-Grainger (AGI) declined 9 percent in U.S. dollars in the second quarter of 2015 but were up 2 percent in local currency. The 2 percent sales increase consisted of 8 percentage points from WFS Enterprises, Inc. acquired on September 2, 2014, and 4 percentage points from price partially offset by a 10 percentage point decline in volume. AGI had lower sales to the Oil and Gas, Construction, Commercial, Retail, Heavy Manufacturing, Forestry and Transportation customer end markets, which were partially offset by growth to customers in the Light Manufacturing, Mining, Government and Utilities customer end markets. The business in Canada continues to be affected by weak oil and gas prices and lower commodity prices. Sales in the province of Alberta, which represents more than a third of the company’s business in Canada, were down 18 percent in local currency versus the prior year. In aggregate, sales growth for the remaining provinces was positive in local currency versus the prior year.

In U.S. dollars, operating earnings in Canada declined 51 percent in the 2015 second quarter primarily driven by the 9 percent sales decline and lower gross profit margins. In local currency, operating earnings in Canada were down 44 percent primarily driven by lower gross profit margins and negative expense leverage. The gross profit margin in Canada declined 1.1 percentage points versus the prior year. Excluding WFS, gross profit margins were down 0.3 percentage point versus the prior year primarily related to unfavorable foreign exchange from products sourced from the United States and inventory write-downs related to the Toronto distribution center move, partially offset by price increases and higher freight revenue. Operating expenses increased 10 percent consisting of incremental costs from WFS, one-time costs related to the relocation to the new Toronto distribution center and spending for the SAP implementation. Expenses in Canada related to SAP are expected to continue through the end of 2015.

Other Businesses
Sales for the Other Businesses increased 7 percent, consisting of 21 percentage points of growth from volume and price, partially offset by a 14 percentage points decline from foreign exchange. Local currency sales growth in the Other Businesses was driven by Zoro U.S., Japan and Mexico.

Operating earnings for the Other Businesses were $15 million in the 2015 second quarter, which included $2 million of restructuring charges. Operating earnings in the 2014 second quarter were essentially break-even, which included a $14 million charge for the retirement plan transition for Fabory in Europe and $2 million for the write-off of capitalized software development costs for Mexico. Adjusting for these items, operating earnings increased approximately $2 million versus the prior year driven by strong performance from Zoro U.S. and the business in Japan, partially offset by an incremental $3 million in start-up costs for the for the single channel online business in Europe.

Other
Other income and expense was a net $8 million expense in the 2015 second quarter versus a net $2 million expense in the 2014 second quarter.  During the 2015 second quarter, Grainger invested in a limited liability company established to produce clean energy. As part of supporting the operations of this entity, Grainger receives its share of energy tax credits. The increase in expense was driven by losses on the company’s clean energy investment and higher interest expense associated with the $1 billion in long-term debt issued in early June. Tax credits earned, net of operating losses, from this investment lowered the company’s effective tax rate in the 2015 second quarter and contributed approximately $0.09 per share to earnings. For the full year, energy credits are expected to result in a reduction of approximately 1.4 percentage point in the company’s effective tax rate representing the $0.09 per share benefit recognized in the 2015 second quarter.

The Company’s tax rate for the quarter was 35.4 percent compared to 38.2 percent in the 2014 second quarter.  Excluding the benefit of the energy tax credits for the first quarter of 2015 recorded in the second quarter, the tax rate for the 2015 second quarter was 36.9 percent.  In comparison, the 2014 second quarter reflected a higher tax rate due to the effect of the retirement plan transition for Fabory in Europe.  Excluding the retirement plan transition cost, the tax rate was 37.7 percent in the 2014 second quarter.

The Company expects to benefit from the energy tax credits going forward and is currently projecting an effective tax rate of approximately 36.6 to 37.2 percent for 2015.

Cash Flow
Operating cash flow in the 2015 second quarter was $213 million versus $161 million in the 2014 second quarter. On April 16, 2015, the company announced a new capital structure and a plan to repurchase $3 billion of stock over the next three years. In June, the company issued $1 billion in new 30-year debt to fund part of the share repurchase program. The company bought back 1.3 million shares of stock for $293 million in the 2015 second quarter. As of June 30, 2015, the company had 13.7 million shares remaining on its share repurchase authorization. Grainger returned a total of $373 million to shareholders in the quarter including $80 million in dividends. Capital expenditures were $71 million in the quarter versus $90 million in the second quarter of 2014.

Year-to-Date
For the six months ended June 30, 2015, sales of $5.0 billion increased 1 percent versus $4.9 billion in the six months ended June 30, 2014. There were 127 selling days in the first six months of 2015, the same number of selling days in 2014. Net earnings increased 2 percent to $432 million versus $423 million in the first half of 2014. Earnings per share for the six months increased 5 percent to $6.32 versus $6.00 in the first half of 2014. Excluding the adjustments in both years noted below, net earnings increased 1 percent and earnings per share increased 4 percent. On an adjusted basis, earnings per share are as follows:

	Six Months Ended June 30,

	2015	2014	% Change
Diluted Earnings Per Share as reported:	$6.32	$6.00	5%
Restructuring costs in Brazil and Europe	0.05
Retirement plan transition		0.15
Diluted Earnings Per Share as adjusted:	$6.37	$6.15	4%

About Grainger
W.W. Grainger, Inc., with 2014 sales of $10 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations also in Asia, Europe and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of sales by segment and a podcast regarding 2015 second quarter results. The Grainger website also includes more information on Grainger’s proven growth drivers, including product line expansion, sales force expansion, eCommerce and inventory services.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as “plan(s)”, “earnings per share guidance”, “sales guidance”, “guidance”, “expects”, “continue to invest”, “currently projecting”, “working on extending”, “to better position” or similar expressions.  There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Casey Darby
Sr. Manager, Investor Relations
O: 847-535-0099
M: 847-964-3281

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net sales	$2,522,565	$2,506,104	$4,962,226	$4,891,731
Cost of merchandise sold	1,449,133	1,425,418	2,795,052	2,735,074
Gross profit	1,073,432	1,080,686	2,167,174	2,156,657

Warehousing, marketing and administrative expense	716,715	739,935	1,459,209	1,461,567
Operating earnings	356,717	340,751	707,965	695,090

Other income and (expense)
Interest income	277	413	469	1,053
Interest expense	(4,184)	(2,757)	(5,819)	(5,620)
Loss from equity method investment	(4,302)	—	(4,302)	—
Other non-operating income	178	18	(1,988)	(485)
Total other expense	(8,031)	(2,326)	(11,640)	(5,052)

Earnings before income taxes	348,686	338,425	696,325	690,038

Income taxes	123,451	129,348	256,944	261,906

Net earnings	225,235	209,077	439,381	428,132

Net earnings attributable to noncontrolling interest	4,687	3,162	7,818	5,564

Net earnings attributable to W.W. Grainger, Inc.	$220,548	$205,915	$431,563	$422,568

Earnings per share -Basic	$3.28	$2.97	$6.38	$6.08
-Diluted	$3.25	$2.94	$6.32	$6.00
Average number of shares outstanding -Basic	66,652	68,454	66,939	68,576
-Diluted	67,317	69,342	67,648	69,509

Diluted Earnings Per Share
Net earnings as reported	$220,548	$205,915	$431,563	$422,568
Earnings allocated to participating securities	(2,146)	(2,372)	(4,360)	(5,278)
Net earnings available to common shareholders	$218,402	$203,543	$427,203	$417,290
Weighted average shares adjusted for dilutive securities	67,317	69,342	67,648	69,509
Diluted earnings per share	$3.25	$2.94	$6.32	$6.00

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Sales
United States	$2,030,633	$1,992,955	$4,002,088	$3,890,265
Canada	239,466	264,046	473,996	518,342
Other Businesses	318,898	298,926	616,697	573,832
Intersegment sales	(66,432)	(49,823)	(130,555)	(90,708)
Net sales to external customers	$2,522,565	$2,506,104	$4,962,226	$4,891,731

Operating earnings
United States	$369,533	$365,099	$735,622	$718,786
Canada	9,499	19,212	18,886	40,508
Other Businesses	15,158	(456)	24,684	8,019
Unallocated expense	(37,473)	(43,104)	(71,227)	(72,223)
Operating earnings	$356,717	$340,751	$707,965	$695,090

Company operating margin	14.1%	13.6%	14.3%	14.2%
ROIC* for Company			32.4%	32.4%
ROIC* for United States			48.7%	50.8%
ROIC* for Canada			5.8%	13.2%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 3-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (3-point average of $293.0 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (3-point average of $389.9 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	June 30, 2015	December 31, 2014
Cash and cash equivalents (1)	$819,786	$226,644
Accounts receivable – net	1,197,856	1,172,924
Inventories - net	1,302,977	1,356,396
Prepaid expenses and other assets	142,832	150,198
Deferred income taxes	60,295	61,387
Total current assets	3,523,746	2,967,549
Property, buildings and equipment – net	1,324,551	1,324,346
Deferred income taxes	17,360	16,718
Goodwill	486,612	506,905
Other assets and intangibles – net	474,640	467,531
Total assets	$5,826,909	$5,283,049
Liabilities and Shareholders’ Equity
Short-term debt	$30,495	$56,896
Current maturities of long-term debt	26,275	23,404
Trade accounts payable	498,416	554,088
Accrued compensation and benefits	155,048	191,696
Accrued contributions to employees’ profit sharing plans (2)	70,130	178,076
Accrued expenses	255,910	245,300
Income taxes payable	10,828	12,256
Total current liabilities	1,047,102	1,261,716
Long-term debt	1,348,642	403,333
Deferred income taxes and tax uncertainties	95,464	95,455
Employment-related and other non-current liabilities	236,263	238,444
Shareholders' equity (3)	3,099,438	3,284,101
Total liabilities and shareholders’ equity	$5,826,909	$5,283,049

(1)	Cash and cash equivalents increased $593 million primarily due to the issuance of new long-term debt.
(2)	Accrued contributions to employees' profit sharing plans were $108 million lower as the June 30, 2015 balance reflects a 6 month accrual versus a 12 month accrual in the prior year.
(3)	Common stock outstanding as of June 30, 2015 was 65,975,137 shares as compared with 67,432,041 shares at December 31, 2014.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net earnings	$439,381	$428,132
Provision for losses on accounts receivable	4,630	4,782
Deferred income taxes and tax uncertainties	1,995	(9,605)
Depreciation and amortization	106,937	93,796
Stock-based compensation	27,043	28,988
(Gains) losses from non-cash charges and sales of assets	(51)	14,576
Losses from equity method investment	4,302	—
Change in operating assets and liabilities – net of business acquisitions and divestitures:
Accounts receivable	(50,586)	(98,574)
Inventories	26,075	(13,497)
Prepaid expenses and other current assets	6,929	(4,610)
Trade accounts payable	(29,144)	2,852
Accrued liabilities	(169,123)	(127,930)
Current income taxes payable	(847)	1,601
Employment-related and other non-current liabilities	4,231	6,712
Other – net	(2,267)	1,243
Net cash provided by operating activities	369,505	328,466
Cash flows from investing activities:
Additions to property, buildings and equipment	(170,873)	(156,210)
Proceeds from sales of property, buildings and equipment	10,119	5,416
Equity method investment	(10,190)	—
Net cash received for business divestitures	1,114	19,199
Other – net	(567)	—
Net cash used in investing activities	(170,397)	(131,595)
Cash flows from financing activities:
Net (decrease) increase in short-term debt	(24,774)	35,049
Net increase (decrease) in long-term debt	970,250	(9,538)
Proceeds from stock options exercised	35,549	31,816
Excess tax benefits from stock-based compensation	17,106	22,177
Purchase of treasury stock	(442,595)	(235,847)
Cash dividends paid	(153,906)	(140,885)
Net cash provided (used) in financing activities	401,630	(297,228)
Exchange rate effect on cash and cash equivalents	(7,596)	1,420
Net change in cash and cash equivalents	593,142	(98,937)
Cash and cash equivalents at beginning of year	226,644	430,644
Cash and cash equivalents at end of period	$819,786	$331,707

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The reconciliations provided below reconcile the non-GAAP financial measures adjusted net earnings, adjusted diluted earnings per share, adjusted operating earnings and adjusted segment operating earnings with GAAP financial measures:

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	%	2015	2014	%
Operating earnings reported	$356,717	$340,751	5%	$707,965	$695,090	2%
Pension change (Fabory)	—	13,639		—	13,639
Restructuring (Europe and Brazil)	2,066	—		4,086	—
Subtotal	2,066	13,639		4,086	13,639
Operating earnings adjusted	$358,783	$354,390	1%	$712,051	$708,729	—%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	%	2015	2014	%
Segment operating earnings adjusted
United States	369,533	365,099		735,622	718,786
Canada	9,499	19,212		18,886	40,508
Other Businesses	17,224	13,183		28,770	21,658
Unallocated expense	(37,473)	(43,104)		(71,227)	(72,223)
Segment operating earnings adjusted	$358,783	$354,390	1%	$712,051	$708,729	—%

Company operating margin adjusted	14.2%	14.1%		14.3%	14.5%
ROIC* for Company				32.5%	33.0%
ROIC* for United States				48.7%	50.8%
ROIC* for Canada				5.8%	13.2%

*Adjusted ROIC is calculated as defined on page 9, excluding the items adjusting operating earnings as noted above.

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	%	2015	2014	%
Net earnings reported	$220,548	$205,915	7%	$431,563	$422,568	2%
Pension change (Fabory)	—	10,229		—	10,229
Restructuring (Europe and Brazil)	1,676	—		3,504	—
Subtotal	1,676	10,229		3,504	10,229
Net earnings adjusted	$222,224	$216,144	3%	$435,067	$432,797	1%

Diluted earnings per share reported	$3.25	$2.94	11%	$6.32	$6.00	5%
Pension change (Fabory)	—	0.15		—	0.15
Restructuring (Europe and Brazil)	0.02	—		0.05	—
Subtotal	0.02	0.15		0.05	0.15
Diluted earnings per share adjusted	$3.27	$3.09	6%	$6.37	$6.15	4%

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